Exhibit (h)(1)(h) Assignment No. 1 to Administration Agreement

August 31, 2008

SEI Investments Global Funds Services

One Freedom Valley Drive

Oaks, Pennsylvania 19456

Attention Mr. Timothy Barto:

RE: Consent to Assignment of Administration Agreement

Dear Mr. Barto:

Reference is hereby made to that certain Administration Agreement dated December 31, 2006 and amended February 21, 2008 (the “Administration Agreement”) between Accessor Funds, Inc. (“Accessor”) and SEI Investments Global Funds Services (“SEI”).

Forward Funds, a Delaware statutory trust with its principal place of business at 433 California Street, 11th Floor, San Francisco, CA 94104 (“Forward Funds”), on behalf of each of its series set forth in Exhibit A of that certain Agreement and Plan of Reorganization (the “Acquisition Agreement”) among Forward Funds, Accessor, Forward Management, LLC, and Accessor Capital Management, LP. has agreed to acquire the assets and liabilities of each of Accessor’s series portfolios (“Portfolios”) set forth in Schedule I of the amended Administration Agreement. In connection with the Acquisition Agreement, Accessor desires to assign the Administration Agreement to Forward Funds and Forward Funds desires to accept such assignment.

In accordance with Section 12.03 of the Administration Agreement, the purpose of this letter is to notify SEI of the Acquisition Agreement and to solicit SEI’s written consent to Accessor’s assignment of the Administration Agreement to Forward Funds in connection with the Acquisition Agreement (the “Assignment”). By signing below, SEI hereby consents to the Assignment and acknowledges that: (i) Forward Funds shall be bound by the terms, conditions and provisions of the Administration Agreement as if Forward Funds had been an original party to the Administration Agreement; and (ii) from and after September 1, 2008, all references to the “Fund” or to any affiliate in the Administration Agreement shall be construed as references to Forward Funds.

Please indicate your agreement with the foregoing by having an authorized officer of SEI sign this letter in the space provided below and return an original signed letter to the attention of Christine Stansbery, at Accessor Funds, Inc. 1420 Fifth Avenue, Suite 3600, Seattle, WA 98101.

Sincerely,

ACCESSOR FUNDS, INC.

By:	/s/ Christine J. Stansbery
Christine J. Stansbery
Secretary

FORWARD FUNDS

By:	/s/ J. Alan Reid, Jr.
Name:	J. Alan Reid, Jr.
Title:	President

ACKNOWLEDGED AND AGREED:
SEI INVESTMENTS GLOBAL FUNDS SERVICES

By:	/s/ Timothy D. Barto
Name:	Timothy D. Barto
Title:.	President